NEWS

mPhase Technologies Board Approves Spinout of Ultra-Sensitive
Magnetometer Business into Separately Traded Public Company

Move Designed to Unleash Shareholder Value With Promising Technology

Little Falls, N.J. August 17, 2006 — mPhase Technologies, Inc. (OTCBB:XDSL) today announced that its Board of Directors has approved the spinout of its ultra-sensitive magnetometer business into a separately traded public company. In anticipation of the move, the board has also approved the hiring of an investment-banking firm to advise on the capital structure needed to maximize shareholder value in the new company. The spinout is subject to shareowner approval.

"Our magnetometer development has proceeded swiftly through research into the development of a line of potential sensors with many target applications in multiple sectors," said Ronald A. Durando, mPhase chief executive officer and president. "This is the right time to spin out this business into a separate entity in order to unleash its inherent value to shareholders."

The new company, to be led by a new CEO to be hired, could immediately leverage intellectual property, partnerships and customer relations garnered in the 18-month magnetometer development program underway with Lucent Technologies Bell Labs.

As demonstrated by a jointly-developed Micro-Electro Mechanical Systems (MEMS) device, a prototype magnetometer has already been shown to detect the presence of a metal object from more than 30 feet away. With movements only perceptible under a microscope, the magnetometer prototype acts much like a miniature compass. By detecting changes in magnetic fields, it could be applied to pinpoint the direction of magnetic objects. The most recent test of a single un-cooled sensor device involved detection of a simulated rifle from a distance of approximately 30 feet, indicating that an array of sensors may be able to easily detect it from a far greater distance - possibly 100 or more feet away.

Market research indicates that initial applications for such magnetometers will be centered on national defense and homeland security. Among civilian users might be sporting venues, which could eliminate physical bag searches in order to speed security screenings in high-traffic entrances. The technology also lends itself to enhancing mobile phone global positioning (GPS) capabilities with direction-finding applications.

About mPhase Technologies, Inc. mPhase Technologies Inc. [OTC: XDSL] develops and commercializes next-generation telecommunications and nanotechnology solutions, delivering novel systems to the marketplace that advance functionality and reduce costs. The company, awarded the 2005

mPhase Spinout - page 2

Frost & Sullivan Excellence in Technology Award, is bringing nanotechnology out of the laboratory and into the market with a planned innovative long life power cell. Additionally, the company is working on prototype ultra-sensitive magnetometers that promise up to a 1,000-fold increase in sensitivity as compared with available un-cooled sensors. More information is available at the mPhase Web site at www.mPhaseTech.com

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This news release contains forward-looking statements related to future growth and earnings opportunities. Such statements are based upon certain assumptions and assessments made by management of the companies mentioned in light of current conditions, expected future developments and other factors they believe to be appropriate. Actual results may differ as a result of factors over which the companies have no control.

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